As filed with the Securities and Exchange Commission on October 14, 2004

                                                Registration No. 333-__________
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           --------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                             THE QUIGLEY CORPORATION
                             -----------------------
             (Exact Name of Registrant as Specified in Its Charter)

            Nevada                                          23-2577138
            ------                                          ----------
(State or Other Jurisdiction of                          (I.R.S. Employer
Incorporation or Organization)                         Identification Number)

                                 Kells Building
                             621 Shady Retreat Road
                         Doylestown, Pennsylvania 18901
                                 (215) 345-0919
    ------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 Guy J. Quigley
                      President and Chief Executive Officer
                             The Quigley Corporation
                                 Kells Building
                             621 Shady Retreat Road
                         Doylestown, Pennsylvania 18901
                                 (215) 345-0919
            ---------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                       -----------------------------------
                                   Copies to:
                            Robert H. Friedman, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                       -----------------------------------

      Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

      If the only  securities  being  registered  on this form are being offered pursuant to dividend or interest  reinvestment plans, please check the following box. / /

      If any of the securities  being  registered on this form are to be offered on a delayed or continuous  basis  pursuant to Rule 415 under the Securities Act of 1933,  other than  securities  offered only in  connection  with  dividend or interest reinvestment plans, please check the following box. /X/

      If this form is filed to register  additional  securities  for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list  the  Securities  Act  registration  statement  number  of the  earlier effective registration statement for the same offering. / /

      If this form is a  post-effective  amendment filed pursuant to Rule 462(c)
under the  Securities  Act,  check the following box and list the Securities Act registration  statement number of the earlier effective  registration  statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
                                                           Proposed             Proposed
                                       Amount to be    Maximum Offering     Maximum Aggregate     Amount of
Title of Shares to be Registered       Registered(1)    Price Per Share       Offering Price   Registration Fee
---------------------------------------------------------------------------------------------------------------
Common Stock, $.0005 par
  value per share                         113,097           $9.04(2)          $1,022,396.88        $129.54
---------------------------------------------------------------------------------------------------------------
TOTAL                                                                                              $129.54
---------------------------------------------------------------------------------------------------------------

(1)  In the event of a stock  split,  stock  dividend  and similar  transactions involving the  Registrant's  Common Stock,  $.0005 par value per share, the shares  registered  hereby  shall  automatically  be increased or decreased pursuant to Rule 416 of the Securities Act of 1933, as amended.

(2)  Estimated  solely for the purpose of calculating  the  registration  fee in accordance  with Rule 457(c) of the Securities Act, based on the average of the high and low  prices of the  Registrant's  Common  Stock on the  Nasdaq
     National Market on October 11, 2004.

      The Registrant hereby amends this  Registration  Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further  amendment  which  specifically  states  that  this  Registration
Statement shall  thereafter  become effective in accordance with Section 8(a) of the  Securities  Act of 1933 or until the  Registration  Statement  shall become effective  on such  date  as the  Securities  and  Exchange  Commission,  acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED OCTOBER 14, 2004

                                   PROSPECTUS

                         113,097 SHARES OF COMMON STOCK

                             THE QUIGLEY CORPORATION

      This prospectus relates to the offer and sale by the selling  stockholders identified in this prospectus of up to an aggregate 113,097 shares of our common stock.  We will not receive any proceeds from the sale of our common stock under this prospectus.

      The selling  stockholders may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise,  at fixed prices that may be changed,  at market prices prevailing at the time of sale, at prices related to prevailing  market prices or at prices otherwise negotiated.

      Our principal  executive  offices are located at the Kells  Building,  621
Shady Retreat Road,  Doylestown,  Pennsylvania  18901.  Our telephone  number is
(215) 345-0919.

      Our common stock is listed on the Nasdaq  National Market under the symbol
"QGLY." The last  reported  sale price for our common  stock on October 13, 2004 was $9.35 per share.

--------------------------------------------------------------------------------
                THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 2.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE  SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS  IS TRUTHFUL OR  COMPLETE.  ANY  REPRESENTATION  TO THE CONTRARY IS A
CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                The date of this prospectus is October 14, 2004.

THE  INFORMATION IN THIS  PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY
NOT SELL  THESE  SECURITIES  UNTIL THE  REGISTRATION  STATEMENT  FILED  WITH THE
SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER
TO  SELL  THESE  SECURITIES  AND IT IS NOT  SOLICITING  AN  OFFER  TO BUY  THESE
SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

      You should rely only on the  information  contained in this  prospectus or any  accompanying  supplemental  prospectus  and  the  information  specifically incorporated  by reference.  We have not  authorized  anyone to provide you with different  information  or make any additional  representations.  This is not an offer of these securities in any state or other  jurisdiction where the offer is not  permitted.  You should  not assume  that the  information  contained  in or incorporated by reference into this  prospectus or any prospectus  supplement is accurate  as of any  date  other  than  the  date on the  front  of each of such documents.

                                       ii

                               PROSPECTUS SUMMARY

      This summary  represents  a summary of all material  terms of the offering and only highlights the more detailed  information  that appears  elsewhere,  or incorporated by reference, in this prospectus.  This summary may not contain all the  information  important  to  you as an  investor.  Accordingly,  you  should carefully read this entire  prospectus  before deciding whether to invest in our common stock.

      Unless the context  otherwise  requires,  all references to "we," "us," or
"the Company" in this prospectus refer collectively to The Quigley  Corporation, a Nevada corporation, and its subsidiaries.

                             SUMMARY OF THE COMPANY

      We are a Nevada  corporation  which was  organized  on August 24, 1989 and commenced business operations in October 1989.

      We are  engaged  in  the  development,  manufacturing,  and  marketing  of homeopathic  and health  products that are being offered to the general  public, and the research and  development  of potential  prescription  products.  We are organized  into  three  business  segments  which are Cold  Remedy,  Health  and
Wellness,  and Ethical  Pharmaceutical.  All of our revenues are realized in the
Health and Wellness business segment and the Cold Remedy business segment.

      Our Cold Remedy business segment distributes  over-the-counter cold remedy products. Our key product, Cold-Eeze(R), is a zinc gluconate glycine lozenge. In two  double-blind  clinical  studies  Cold-Eeze(R) has been proven to reduce the duration and severity of common cold  symptoms by nearly half.  Cold-Eeze(R)  is now an  established  product  in the  health  care and cold  remedy  market.  In
October,  2004, we closed on the purchase of substantially  all of the assets of
JOEL,  Inc.,  a  Food  and  Drug   Administration   ("FDA")  approved   contract
manufacturer  of  lozenges  and  other  candy  food  products  that has been the exclusive  manufacturer  of our key product,  Cold-Eeze(R),  since its launch in
1995.

      Darius  International Inc. ("Darius"),  our wholly owned subsidiary,  is a direct  selling  organization  constituting  the  Health and  Wellness  business segment  that was formed in January  2000 to  introduce  new health and wellness products to the marketplace through a network of independent distributors.

      In January  2001,  we formed an Ethical  Pharmaceutical  business  segment which is now Quigley Pharma Inc. ("Pharma"),  a wholly-owned subsidiary of ours, to develop  pharmaceutical  products. We believe that Quigley Pharma will enable us to  diversify  into the  prescription  drug market and will also enable us to safely and effectively  distribute  important  potential new products  currently under  development.  These potential new products are based on patents that have been assigned to us by Quigley Pharma's Chief Operating Officer,  Dr. Richard A.
Rosenbloom,  M.D., Ph.D. We will be required to expend substantial  resources to develop these applications into commercial products.

      During 2000,  we acquired a 60%  ownership  position in Caribbean  Pacific
Natural  Products,  Inc.  ("CPNP"),  a developer  and  marketer of sun-care  and skincare products for luxury resorts, theme parks and spas. On January 22, 2003,

we completed the sale of our 60% equity  interest in CPNP to Suncoast  Naturals,
Inc. ("Suncoast") in exchange for 750,000 shares of common stock of Suncoast and
100,000  shares of Series A Redeemable  Preferred  Stock of Suncoast  which bear interest at a rate of 4.25% per annum. We subsequently distributed approximately
500,000 shares of the common stock of Suncoast to our  stockholders of record on
September 1, 2004.

      Darius   International   Inc.   and  Quigley   Pharma   provides  us  with
diversification in both the method of product distribution and the broader range of products we can provide to the marketplace.

      Our mailing address is PO Box 1349,  Doylestown,  PA 18901.  Our telephone number is (215) 345-0919.

                             SUMMARY OF THE OFFERING

      This prospectus relates to the offer and sale, from time to time, of up to
113,097 shares of our common stock by the selling stockholders listed below. The shares of common stock being offered under this prospectus were acquired from us by the  selling  stockholders  pursuant to the closing on October 1, 2004 of our purchase of substantially  all of the assets of JOEL, Inc.  pursuant to an asset purchase and sale  agreement by and between us and JOEL,  Inc.  dated August 18,
2004. In connection  with the closing,  we agreed to register the resale of such common stock with the Securities and Exchange Commission.

      Our  registration  of the resale of our common stock does not  necessarily mean that all or any portion of such common  stock will be offered for resale by the selling stockholders.  We will not receive any proceeds from the sale of our common  stock  under this  prospectus.  We have  agreed to bear the  expenses of registering the shares under all federal and state securities laws.

                                  RISK FACTORS

      AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. THE RISK
FACTORS  LISTED BELOW ARE THOSE THAT WE CONSIDER TO BE MATERIAL TO AN INVESTMENT
IN OUR COMMON STOCK AND THOSE WHICH,  IF REALIZED,  COULD HAVE MATERIAL  ADVERSE
EFFECTS  ON OUR  BUSINESS,  FINANCIAL  CONDITION  OR RESULTS  OF  OPERATIONS  AS
SPECIFICALLY  DISCUSSED  BELOW.  IF SUCH AN ADVERSE  EVENT  OCCURS , THE TRADING
PRICE OF OUR COMMON STOCK COULD DECLINE,  AND YOU COULD LOSE ALL OR PART OF YOUR
INVESTMENT.  BEFORE  YOU  INVEST IN OUR  COMMON  STOCK,  YOU  SHOULD BE AWARE OF
VARIOUS RISKS,  INCLUDING THOSE DESCRIBED BELOW.  YOU SHOULD CAREFULLY  CONSIDER
THESE RISK  FACTORS,  TOGETHER  WITH ALL OF THE OTHER  INFORMATION  INCLUDED  OR
INCORPORATED  BY  REFERENCE  IN THIS  PROSPECTUS,  BEFORE YOU DECIDE  WHETHER TO
PURCHASE  OUR  COMMON  STOCK.   THIS  SECTION  INCLUDES  OR  REFERS  TO  CERTAIN
FORWARD-LOOKING   STATEMENTS.  YOU  SHOULD  REFER  TO  THE  EXPLANATION  OF  THE
QUALIFICATIONS AND LIMITATIONS ON SUCH  FORWARD-LOOKING  STATEMENTS DISCUSSED ON
PAGE 13.

      WE HAVE A HISTORY OF LOSSES AND LIMITED  WORKING  CAPITAL AND WE EXPECT TO
INCREASE OUR SPENDING.

      We have  experienced  net losses for three of our past five fiscal  years.
Although we earned net income of  $675,000 in our most recent  fiscal year ended
December  31,  2003,  we  incurred  net  losses of  $6,454,000,  $5,196,000  and
$4,204,000,  respectively, in the fiscal years ended December 31, 2002, December
31, 2000 and December 31, 1999.  In the fiscal year ended  December 31, 2001, we earned net income of $216,000,  but that amount included net settled  litigation payments paid to us of  approximately  $700,000 related to licensing fees. As of
December 31, 2003, we had working capital of approximately $18,257,000. Since we continue to increase our spending on research and development in connection with
Quigley Pharma's product development,  we are uncertain whether we will generate sufficient revenues to meet expenses or to operate profitably in the future.

      WE HOLD PATENTS  WHICH WE MAY NOT BE ABLE TO DEVELOP  INTO  PHARMACEUTICAL
MEDICATIONS.

      Our success  depends in part on Quigley  Pharma's  ability to research and develop prescription medications based on our patents which are:

          o    Patent (No.  6,555,573 B2) entitled  "Method and  Composition for the Topical Treatment of Diabetic Neuropathy." The patent extends through March 27, 2021.

          o    A Patent (No. 6,592,896 B2) entitled  "Medicinal  Composition and
               Method  of Using  It" (for  Treatment  of  Sialorrhea  and  other
               Disorders)  for a product to  relieve  Sialorrhea  (drooling)  in patients  suffering from  Amyotrophic  Lateral  Sclerosis  (ALS), otherwise  known as Lou  Gehrig's  Disease.  The  patent  extends through August 6, 2021.

          o    Patent (No.  6,596,313 B2) entitled  "Nutritional  Supplement and
               Method  of  Using  It"  for  a  product  to  relieve   Sialorrhea
               (drooling)  in  patients   suffering  from  Amyotrophic   Lateral
               Sclerosis  (ALS),  otherwise known as Lou Gehrig's  Disease.  The patent extends through April 15, 2022.

          o    A Patent (No. 6,753,325 B2) entitled  "Composition and Method for
               Prevention,  Reduction and Treatment of Radiation  Dermatitis," a
               composition  for the preventing,  reducing or treating  radiation dermatitis. The patent extends through November 5, 2021.

          o    A Patent (number to be assigned) entitled "Nutritional Supplement
               & Methods  of  Using  Same"  for a  naturally  derived  compound developed for the treatment of arthritis and related inflammatory disorders.  The patent extends  through  approximately  August 6,
               2021.

      These  potential new products are in the  development  stage and we cannot give any assurances that we can develop  commercially viable products from these patent applications. Prior to any new product being ready for sale, we will have to commit substantial resources for research, development,  preclinical testing, clinical  trials,  manufacturing  scale-up  and  regulatory  approval.  We  face significant  technological  risks inherent in developing these products.  We may abandon some or all of our proposed new products before they become commercially viable.  Even if we develop and obtain  approval of a new product,  if we cannot successfully  commercialize  it in a timely  manner,  our business and financial condition may be materially adversely affected.

      WE WILL NEED TO OBTAIN  ADDITIONAL  CAPITAL TO SUPPORT  LONG-TERM  PRODUCT
DEVELOPMENT AND COMMERCIALIZATION PROGRAMS.

      Our  ability to achieve  and sustain  operating  profitability  depends in large part on our ability to commence,  execute and complete  clinical  programs for, and obtain additional  regulatory approvals for,  prescription  medications developed by Quigley  Pharma,  particularly  in the U.S.  and Europe.  We cannot assure you that we will ever obtain such approvals or achieve significant levels of sales.  Our current  sales  levels of  Cold-Eeze(R)  products  and health and wellness products may not generate all the funds we anticipate will be needed to support  our  current  plans  for  product  development.  We may need to  obtain
additional   financing  to  support  our  long-term   product   development  and
commercialization  programs.  We may seek  additional  funds through  public and private stock offerings,  arrangements with corporate partners, borrowings under lines of credit or other sources.

      The amount of  capital  we may need to  complete  product  development  of
Quigley Pharma's products will depend on many factors, including;

          o    the  cost   involved  in  applying  for  and  obtaining  FDA  and
               international regulatory approvals;

          o    whether  we  elect  to  establish  partnering   arrangements  for
               development, sales, manufacturing and marketing of such products;

          o    the level of future  sales of our  Cold-Eeze(R)  and  health  and wellness products, expense levels for our international sales and marketing efforts;

          o    whether we can establish and maintain strategic  arrangements for development,  sales, manufacturing and marketing of our products;
               and

          o    whether any or all of our outstanding  options and  warrants  are exercised and the timing and amount of these exercises.

      Many of the  foregoing  factors are not within our control.  If we need to raise additional funds and such funds are not available on reasonable  terms, we may have to reduce our capital  expenditures,  scale back our development of new
products,   reduce  our  workforce  and   out-license  to  others   products  or
technologies  that we  otherwise  would  seek to  commercialize  ourselves.  Any additional  equity  financing  will be  dilutive to  stockholders,  and any debt financing, if available, may include restrictive covenants.

      OUR CURRENT  PRODUCTS AND  POTENTIAL NEW PRODUCTS ARE SUBJECT TO EXTENSIVE
GOVERNMENTAL REGULATION.

      Our business is regulated by various agencies of the states and localities where our products are sold. Governmental regulations in foreign countries where we plan to commence or expand  sales may prevent or delay entry into a market or prevent or delay the introduction,  or require the reformulation,  of certain of our products.  In addition,  we cannot  predict  whether new domestic or foreign legislation regulating our activities will be enacted. Any new legislation could have  a  material  adverse  effect  on our  business,  financial  condition  and operations. Noncompliance with any applicable requirements may subject us or the manufacturers of our products to sanctions,  including  warning letters,  fines, product recalls and seizures.

      COLD  REMEDY  AND  HEALTH  AND  WELLNESS   PRODUCTS.   The  manufacturing,
processing,  formulation, packaging, labeling and advertising of our cold remedy and health and wellness  products are subject to regulation  by several  federal agencies, including:

          o    the FDA;

          o    the Federal Trade Commission ("FTC");

          o    the Consumer Product Safety Commission;

          o    the United States Department of Agriculture;

          o    the United States Postal Service;

          o    the United States Environmental Protection Agency; and

          o    the Occupational Safety and Health Administration.

      In particular,  the FDA regulates the safety, labeling and distribution of dietary  supplements,  including  vitamins,  minerals and herbs, food additives, food supplements, over-the-counter and prescription drugs and cosmetics. The FTC also has  overlapping  jurisdiction  with the FDA to regulate the  promotion and advertising  of  vitamins,  over-the-counter  drugs,  cosmetics  and  foods.  In addition,  our cold remedy products are homeopathic remedies which are regulated by the Homeopathic  Pharmacopoeia of the United States  ("HPUS").  HPUS sets the standards for source,  composition and preparation of homeopathic remedies which are officially recognized in the Federal Food, Drug and Cosmetics Act of 1938.

      QUIGLEY PHARMA.  The preclinical  development,  clinical  trials,  product manufacturing  and  marketing  of Quigley  Pharma's  potential  new products are subject  to  federal  and  state  regulation  in the  United  States  and  other countries.  Clinical trials and product  marketing and manufacturing are subject to the rigorous review and approval  processes of the FDA and foreign regulatory authorities.  Obtaining FDA and other required  regulatory  approvals is lengthy and  expensive.  Typically,  obtaining  regulatory  approval for  pharmaceutical products requires  substantial  resources and takes several years. The length of this process depends on the type,  complexity and novelty of the product and the nature of the disease or other  indication  to be treated.  Preclinical  studies must  comply  with FDA  regulations.  Clinical  trials must also comply with FDA regulations  and may require large numbers of test subjects,  complex  protocols and possibly lengthy follow-up periods. Consequently, satisfaction of government regulations  may take several years,  may cause delays in introducing  potential new products for  considerable  periods of time and may require  imposing costly procedures upon our activities.  If we cannot obtain regulatory  approval of new products in a timely manner or at all we could be materially adversely affected.
Even if we obtain regulatory approval of new products,  such approval may impose limitations  on the indicated  uses for which the products may be marketed which could also materially  adversely  affect our business,  financial  condition and future operations.

      WE MAY BE UNABLE TO  SUCCESSFULLY  INTEGRATE THE OPERATIONS OF JOEL,  INC.
WITH OUR OPERATIONS.

      On October 1, 2004, we closed on the purchase of substantially  all of the assets of JOEL, Inc., a FDA approved contract manufacturer of lozenges and other candy food products that has been the exclusive manufacturer of our key product,
Cold-Eeze(R),  since  its  launch  in 1995.  Although  we do not have any  prior experience  in  manufacturing,  we have  retained the former  president and vice president-operations of JOEL, Inc. to oversee the manufacturing  operation.  The difficulties  of combining  the  manufacturing  operations  with our  operations include the  necessity  of  coordinating  geographically  separated  systems and facilities and integrating and retaining the former JOEL,  Inc.  personnel.  The
diversion  of  our  management's   attention  and  any  delays  or  difficulties
encountered in connection with integrating this manufacturing operation into our business could materially  adversely  affect our financial  condition and future operations.

      OUR BUSINESS IS VERY  COMPETITIVE AND INCREASED  COMPETITION  COULD HAVE A
SIGNIFICANT IMPACT ON OUR EARNINGS.

      Both the non-prescription healthcare product and pharmaceutical industries are highly  competitive.  Many of our  competitors  have  substantially  greater capital resources,  research and development  staffs,  facilities and experience than we do. These and other  entities may have or may develop new  technologies.
These technologies may be used to develop products that compete with ours.

      We believe  that our primary  cold  remedy  product,  Cold-Eeze(R),  has a competitive  advantage  over  other  cold  remedy  products  because it has been clinically  proven to reduce the severity and duration of common cold  symptoms.
We believe  Darius has an  advantage  over its  competitors  because it directly sells its proprietary health and wellness products through its extensive network of independent  distributors.  Competition in Quigley Pharma's  expected product areas  would most  likely come from large  pharmaceutical  companies  as well as other  companies,  universities  and research  institutions,  many of which have resources far in excess of our resources.

      The Company  believes  that its ability to compete  depends on a number of factors,  including price, product quality,  availability,  reliability and name recognition  of its cold  remedy,  health  and  wellness  products  and  Quigley
Pharma's ability to successfully  develop and market  prescription  medications.
There can be no assurance  that we will be able to compete  successfully  in the future. If we are unable to compete, our earnings may be significantly impacted.

      OUR FUTURE SUCCESS IS DEPENDENT ON THE CONTINUED SERVICES OF KEY PERSONNEL
INCLUDING OUR CHAIRMAN OF THE BOARD OF DIRECTORS,  PRESIDENT AND CHIEF EXECUTIVE
OFFICER.

      Our future success  depends in large part on the continued  service of our key personnel.  In particular,  the loss of the services of Guy J. Quigley,  our
Chairman  of the  Board,  President  and Chief  Executive  Officer  could have a material adverse effect on our operations.  We have an employment agreement with
Mr.  Quigley which expires on May 31, 2005.  Our future  success and growth also depends on our  ability to  continue  to  attract,  motivate  and retain  highly qualified employees. If we are unable to attract,  motivate and retain qualified employees, our business and operations could be materially adversely affected.

      OUR FUTURE  SUCCESS  DEPENDS  ON THE  CONTINUED  EMPLOYMENT  OF RICHARD A.
ROSENBLOOM, M.D., PH.D., WITH QUIGLEY PHARMA.

      Quigley  Pharma's  potential new products are being developed  through the efforts  of Dr.  Rosenbloom.  The loss of his  services  could  have a  material adverse effect on our product development and future operations.

      OUR FUTURE SUCCESS IS DEPENDENT ON THE CONTINUED  ACCEPTANCE OF THE DIRECT
SELLING  PHILOSOPHY,  THE  MAINTENANCE  OF OUR NETWORK OF  EXISTING  INDEPENDENT
REPRESENTATIVES  AND  THE  RECRUITMENT  OF  ADDITIONAL  SUCCESSFUL   INDEPENDENT
REPRESENTATIVES.

      Darius markets and sells herbal  vitamins and dietary  supplements for the human condition through its network of independent representatives. Its products are sold to  independent  representatives  who either use the products for their
own  personal   consumption  or  resell  them  to  consumers.   The  independent
representatives receive compensation for sales achieved by means of a commission structure or  compensation  plan on their  product  sales and those of personnel
within  their  downstream   independent   representative   network.   Since  the
independent  representatives  are not  employees  of  Darius,  they are under no obligation to continue buying and selling  Darius'  products and the loss of key
high-level   distributors   could  negatively   impact  our  future  growth  and
profitability.

      OUR  FUTURE  SUCCESS  DEPENDS  ON THE  CONTINUED  SALES  OF OUR  PRINCIPAL
PRODUCT.

      For the fiscal year ended  December 31, 2003,  our  Cold-Eeze(R)  products represented approximately 49% of our total sales. While we have diversified into health and wellness products,  our line of Cold-Eeze(R) products continues to be a major part of our  business.  Accordingly,  we have to depend on the continued
acceptance of Cold-Eeze(R) products by our customers.  However,  there can be no assurance  that our  Cold-Eeze(R)  products  will  continue  to  receive  market acceptance.  The inability to  successfully  commercialize  Cold-Eeze(R)  in the future,  for any reason,  would have a material  adverse effect on our financial condition, prospects and ability to continue operations.

      WE HAVE A CONCENTRATION  OF SALES TO AND ACCOUNTS  RECEIVABLE FROM SEVERAL
LARGE CUSTOMERS.

      Although  we have a broad  range of  customers  that  includes  many large wholesalers,  mass  merchandisers and multiple outlet pharmacy chains,  our five largest customers account for a significant  percentage of our sales. These five customers  accounted for 23% of total sales for the fiscal years ended  December
31, 2003 and 2002 and 35% of total sales for the fiscal year ended  December 31,
2001. In addition,  customers  comprising the five largest  accounts  receivable balances  represented  34% and 44% of  total  accounts  receivable  balances  at
December  31, 2003 and 2002,  respectively.  We extend  credit to our  customers based upon an evaluation of their financial condition and credit history, and we do not generally  require  collateral.  If one or more of these large  customers cannot pay us, the write-off of their accounts  receivable would have a material adverse effect on our operations and financial  condition.  The loss of sales to any one or more of these  large  customers  would also have a  material  adverse effect on our operations and financial condition.

      WE ARE DEPENDENT ON THIRD-PARTY MANUFACTURERS AND SUPPLIERS FOR OUR HEALTH
AND WELLNESS  PRODUCTS AND THIRD-PARTY  SUPPLIERS FOR CERTAIN OF OUR COLD REMEDY
PRODUCTS.

      We do not manufacture any of our Health and Wellness  products,  nor do we manufacture any of the ingredients in these products.  In addition,  we purchase all  active  ingredients  that are raw  materials  used in  connection  with our
Cold-Eeze(R)  product from a single unaffiliated  supplier.  Should any of these relationships  terminate,  we believe that the  contingency  plans which we have formulated would prevent a termination from materially affecting our operations.
However,  if any of these  relationship  is  terminated,  there may be delays in production of our products until an acceptable  replacement facility is located.
We continue to look for safe and reliable  multiple-location sources for product and raw  materials so that we can continue to obtain  products and raw materials in the  event of a  disruption  in our  business  relationship  with any  single manufacturer or supplier. While we have identified secondary sources for some of our products and raw materials,  our inability to find other sources for some of our other  products and raw materials may have a material  adverse effect on our operations.  In addition,  the terms on which  manufacturers  and suppliers will make product and raw materials  available to us could have a material  effect on our success.

      WE ARE UNCERTAIN AS TO WHETHER WE CAN PROTECT OUR PROPRIETARY RIGHTS.

      The strength of our patent  position  may be  important  to our  long-term success.  We currently  own four patents in  connection  with  products that are being  developed  by  Quigley  Pharma.  In  addition,  we have been  granted  an exclusive agreement for worldwide representation,  manufacturing,  marketing and distribution  rights  to  a  zinc/gluconate/glycine  lozenge  formulation.  That formulation  has been patented in the United  States,  Germany,  France,  Italy,
Sweden, Canada and Great Britain and a patent is pending in Japan. However, this patent in the United States expired in August, 2004.

      There can be no assurance  that these  patents and our  exclusive  license will effectively  protect our products from duplication by others.  In addition, we may not be  able  to  afford  the  expense  of any  litigation  which  may be necessary to enforce our rights  under any of our  patents.  Although we believe that our  current  and future  products  do not and will not  infringe  upon the patents or violate the  proprietary  rights of others,  if any of our current or future products do infringe upon the patents or proprietary rights of others, we may have to  modify  our  products  or  obtain  an  additional  license  for the manufacture  and/or  sale of such  products.  We could also be  prohibited  from selling the infringing products.  If we are found to infringe on the proprietary rights of others,  we are uncertain  whether we will be able to take  corrective actions in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do so could have a material  adverse  effect  upon our  business, financial condition and operations.

      We also  use  non-disclosure  agreements  with our  employees,  suppliers, consultants  and  customers  to  establish  and protect the ideas,  concepts and documentation  of our  confidential  non-patented  and  non-copyright  protected proprietary  technology  and  know-how.  However,  these  methods may not afford complete  protection.  There can be no  assurance  that third  parties  will not obtain access to or independently  develop our  technologies,  know-how,  ideas, concepts and  documentation,  which could have a material  adverse effect on our financial condition.

      THE SALES OF OUR PRIMARY PRODUCT FLUCTUATES BY SEASON.

      A  significant  portion of our business is highly  seasonal,  which causes major  variations  in operating  results from quarter to quarter.  The third and fourth quarters generally represent the largest sales volume for our cold remedy products.  There can be no assurance  that we will be able to manage our working capital needs and our inventory to meet the fluctuating demand for our products.
Failure to  accurately  predict and  respond to consumer  demand may cause us to produce excess inventory.  Conversely,  if products achieve greater success than anticipated for any given quarter, we may not have sufficient  inventory to meet customer demand.

      OUR EXISTING PRODUCTS AND OUR NEW PRODUCTS UNDER DEVELOPMENT  EXPOSE US TO
POTENTIAL PRODUCT LIABILITY CLAIMS.

      Our business exposes us to an inherent risk of potential product liability claims,  including claims for serious bodily injury or death caused by the sales of our existing products and the clinical trials of our products which are being developed.  These claims could lead to substantial  damage awards.  We currently maintain product liability insurance in the amount of, and with a maximum payout of, $22 million.  A successful claim brought against us in excess of, or outside of, our insurance  coverage could have a material  adverse effect on our results of operations and financial  condition.  Claims against us,  regardless of their merit or  eventual  outcome,  may also  have a  material  adverse  effect on the consumer demand for our products.

      WE ARE ENGAGED IN A LAWSUIT  REGARDING  CERTAIN  FORWARD AND REVERSE STOCK
SPLITS.

      We have been  involved  in  ongoing  litigation  since  1997  against  two individuals, Thomas Goldblum and Alan Wayne, who claim that they are entitled to the monetary value of 1,000,000  shares of our common stock as if they had owned those shares since May 1990 and sold them at historic highs.  Their claim,  with respect to the number of shares which they purport to own, has been based on the alleged  invalidity of certain of our previously  completed  forward and reverse stock splits.

      We have  vigorously  defended  this action on its merits.  We have further filed a  declaratory  judgment  action in Nevada  asking for  ratification  of a series  of  corrective  actions  taken by our  stockholders  on April  15,  1999 ratifying the forward and reverse stock splits in question. On March 19, 2002, a
Nevada court made a decision that the corrective  actions were valid and a final judgment  was  entered of record by the court on June 21,  2002.  The period for appeal of this order to the Nevada Supreme Court has expired.

      Thomas Goldblum and Alan Wayne,  the plaintiffs,  also previously filed an underlying claim on March 17, 1996 with a Pennsylvania  court alleging that they each became  owners of 500,000  shares of our common  stock in or about 1990 and requested  damages in excess of $100,000 for breach of contract and  conversion.
We vigorously  defended this lawsuit through trial and in January,  2004, a jury returned an unanimous  verdict in our favor.  The plaintiffs have filed a motion for post-trial relief as a first step toward an appeal.  The Company  vigorously defended this lawsuit  through trial during January 2004, when a jury returned a unanimous  verdict in favor of the Company.  Thereafter,  the plaintiffs filed a motion for  post-trial  relief as a first step toward an appeal.  The motion was denied by the Court of Common Pleas of Montgomery  County.  The plaintiffs  then failed to file an appeal  within the time frame  required by law, and the matter is now terminated.

      WE ARE INVOLVED IN LAWSUITS  REGARDING  CLAIMS  RELATING TO CERTAIN OF OUR
COLD-EEZE(R) PRODUCTS.

      In  September,  2000,  we were sued by two  individual  plaintiffs  (Jason
Tesauro  and  Elizabeth  Eley,  both  residents  of  Georgia),  on  behalf  of a
"nationwide class" of "similarly  situated  individuals," in the Court of Common
Pleas of  Philadelphia  County,  Pennsylvania.  The  complaint  alleges that the plaintiffs  purchased  certain  Cold-Eeze(R)  products between August,  1996 and
November,  1999 based upon cable television,  radio and Internet  advertisements which allegedly  misrepresented  the qualities and benefits of our  Cold-Eeze(R)
products. The complaint requests an unspecified amount of damages. The court has certified  the class  based on the  plaintiffs'  breach of  warranty  and unjust enrichment  claims.  Discovery  has been  completed  and the  trial has not been scheduled  yet.  We believe  that the  lawsuit  lacks  merit and are  vigorously defending it. If we are  unsuccessful in our defense,  the  marketability of our
Cold-Eeze(R) products and our revenues could be materially adversely affected.

      On February 26, 2004,  Paige D. Davison filed an action  against us, which was not served  until  April 5,  2004.  The action  alleges  that the  plaintiff suffered  certain  losses  and  injuries  as a result of using  our nasal  spray product.  Among the  allegations  of the  plaintiff are that the nasal spray was defective and unreasonably dangerous, lacked proper and adequate warnings and/or instructions, and was not fit for the purposes and uses intended. At the present time the matter is being defended by our liability insurance carrier. We believe the  plaintiff's  claims are without merit and are  vigorously  defending  those claims.  Based upon the  information we have at this time, we believe the action will not have a material impact on us.  However,  at this time, no prediction as to the outcome can be made.

      We are also a defendant in an action filed in Minnesota by the plaintiffs,
Howard J.  Polski  and  Sheryl L.  Polski.  The  plaintiffs  have made a product liability claim  involving our nasal spray product.  The claim is being defended by our insurance carrier at the present time. We believe the plaintiffs'  claims to be without  merit and are  vigorously  contesting  the claim.  Based upon the information  available  to us at this time,  we believe that the action will not have a material  impact on us.  However,  at this time,  no prediction as to the outcome can be made.

      WE ARE ENGAGED IN A LAWSUIT WITH THE FORMER  PRESIDENT OF OUR WHOLLY OWNED
SUBSIDIARY, DARIUS INTERNATIONAL INC.

      On April 12,  2002,  we  commenced a  complaint  in Equity in the Court of
Common Pleas of Bucks County,  Pennsylvania  against the former president of our wholly owned subsidiary, Darius International Inc., following our termination of him as president of Darius.  The allegations in the complaint  include,  but are not limited to, an alleged  breach of his  fiduciary  duty to us. We are seeking both  injunctive  and  monetary  relief.  On or about May 1,  2002,  the  former president of Darius filed a counterclaim  requesting  that the Court declare him the lawful owner of 55,000 stock  options,  unspecified  damages  relating to an

                                       10

alleged  breach of an oral  contract  and for  commissions  allegedly  owed.  In addition,  he  requested  the return of certain  intellectual  property  used to commence and continue Darius' operations.

      We believe the former  president of Darius' claims are without merit,  are vigorously  defending the  counterclaims  and are  prosecuting the claims in our complaint.  Based  upon the  information  we have at this time,  we believe  the lawsuit  will not have a  material  impact  on us.  However,  at this  time,  no prediction as to the outcome can be made.

      A  SUBSTANTIAL  AMOUNT  OF OUR  OUTSTANDING  COMMON  STOCK IS OWNED BY OUR
CHAIRMAN OF THE BOARD AND PRESIDENT AND OUR EXECUTIVE  OFFICERS AND DIRECTORS AS
A GROUP CAN SIGNIFICANTLY INFLUENCE ALL MATTERS VOTED ON BY OUR STOCKHOLDERS.

      Guy J. Quigley,  our Chairman of the Board,  President and Chief Executive
Officer,  through his beneficial ownership,  has the power to vote approximately
32.4% of our common  stock.  Mr.  Quigley and our other  executive  officers and directors collectively beneficially own approximately 47.0% of our common stock.
These  individuals  have  significant  influence over the outcome of all matters submitted  to  stockholders  for  approval,  including  election  of  directors.
Consequently,  they exercise substantial control over all of our major decisions which could prevent a change of control of us.

      OUR STOCK PRICE IS VOLATILE.

      The  market  price  of  our  common  stock  has  experienced   significant
volatility.  From January 1, 2002 to October 13,  2004,  our per share bid price has ranged from a low of approximately $2.03 to a high of approximately  $11.12.
There are several factors which could affect the price of our common stock, some of which are  announcements  of  technological  innovations  for new  commercial products by us or our competitors, developments concerning propriety rights, new or revised  governmental  regulation or general conditions in the market for our products. Sales of a substantial number of shares by existing stockholders could also have an adverse effect on the market price of our common stock.

      FUTURE  SALES OF SHARES OF OUR  COMMON  STOCK IN THE PUBLIC  MARKET  COULD
ADVERSELY AFFECT THE TRADING PRICE OF SHARES OF OUR COMMON STOCK AND OUR ABILITY
TO RAISE FUNDS IN NEW STOCK OFFERINGS.

      Future sales of  substantial  amounts of shares of our common stock in the public  market,  or the  perception  that such sales are likely to occur,  could affect prevailing trading prices of our common stock and, as a result, the value of the notes.  As of October 13, 2004, we had 11,636,786  shares of common stock outstanding.

      We  recently  issued  113,097  shares of our common  stock to the  selling stockholders  listed in this  prospectus.  We also have  outstanding  options to purchase an aggregate of 2,167,500 shares of common stock at an average exercise price of $5.52 per share and  outstanding  warrants to purchase an  aggregate of
1,660,000  shares of common stock at an exercise price of $4.76 per warrant.  If the  holders  of these  shares,  options or  warrants  were to attempt to sell a substantial  amount of their  holdings at once,  the market  price of our common stock would likely  decline.  Moreover,  the  perceived  risk of this  potential dilution could cause  stockholders to attempt to sell their shares and investors to "short" the stock,  a practice in which an investor  sells  shares that he or

                                       11

she does not own at prevailing market prices, hoping to purchase shares later at a lower price to cover the sale.  As each of these events would cause the number of shares of our common  stock being  offered for sale to  increase,  the common stock's  market price would likely  further  decline.  All of these events could combine  to make it very  difficult  for us to  sell  equity  or  equity-related securities in the future at a time and price that we deem appropriate.

      WE DO NOT INTEND TO PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

      We have not paid cash  dividends on our common stock since our  inception.
We currently intend to retain  earnings,  if any, for use in our business and do not anticipate  paying any cash dividends to our stockholders in the foreseeable future.

      OUR ARTICLES OF INCORPORATION AND BY-LAWS CONTAIN CERTAIN  PROVISIONS THAT
MAY BE BARRIERS TO A TAKEOVER.

      Our Articles of Incorporation and By-laws contain certain provisions which may deter,  discourage,  or make it difficult to assume control of us by another corporation or person through a tender offer,  merger,  proxy contest or similar transaction  or  series of  transactions.  These  provisions  may deter a future tender offer or other takeover  attempt.  Some  stockholders may believe such an offer to be in their best  interest  because it may  include a premium  over the market price of our common stock at the time. In addition,  these provisions may assist our current management in retaining its position and place it in a better position  to  resist  changes  which  some  stockholders  may  want  to  make if dissatisfied with the conduct of our business.

      WE HAVE AGREED TO INDEMNIFY OUR OFFICERS AND DIRECTORS FROM LIABILITY.

      Sections 78.7502 and 78.751 of the Nevada General Corporation Law allow us to indemnify  any person who is or was made a party to, or is or was  threatened to be made a party to, any pending,  completed,  or threatened  action,  suit or proceeding because he or she is or was a director, officer, employee or agent of ours or is or was  serving at our request as a  director,  officer,  employee or agent of any corporation, partnership, joint venture, trust or other enterprise.
These  provisions  permit us to  advance  expenses  to an  indemnified  party in connection with defending any such proceeding, upon receipt of an undertaking by the indemnified  party to repay those amounts if it is later determined that the party is not entitled to  indemnification.  These provisions may also reduce the
likelihood  of  derivative   litigation   against  directors  and  officers  and
discourage or deter  stockholders  from suing directors or officers for breaches of their  duties  to us,  even  though  such an  action,  if  successful,  might otherwise  benefit us and our stockholders.  In addition,  to the extent that we expend funds to indemnify directors and officers,  funds will be unavailable for operational purposes.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-3 with the Securities and
Exchange  Commission for the resale of the common stock being offered under this prospectus.  This  prospectus  does not contain all the information set forth in the registration  statement.  You should refer to the registration statement and its exhibits for  additional  information.  Whenever we make  references in this prospectus  to  any  of  our  contracts,  agreements  or  other  documents,  the

                                       12

references  are not  necessarily  complete  and you should refer to the exhibits attached to the  registration  statement for the copies of the actual  contract, agreement or other document.

      You should rely only on the  information and  representations  provided or incorporated by reference in this prospectus or any related supplement.  We have not  authorized  anyone  else to provide  you with  different  information.  The selling  stockholders  will not make an offer to sell these  shares in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each such document.

      The  Securities  and Exchange  Commission  maintains  an Internet  site at
http://www.sec.gov,  which contains reports,  proxy and information  statements, and other  information  regarding us. You may also read and copy any document we file with the Securities and Exchange  Commission at its Public  Reference Room,
450 Fifth Street, N.W.,  Washington,  D.C. 20549. Please call the Securities and
Exchange  Commission at 1-800-SEC-0330 for further  information on the operation of the Public Reference Room.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This  prospectus  and the documents  incorporated  by reference  into this prospectus contain forward-looking  statements within the meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section 21E of the  Securities
Exchange Act of 1934, as amended,  that are not historical  facts but rather are based on current expectations,  estimates and projections about our business and industry, our beliefs and assumptions.  Words such as "anticipates",  "expects",
"intends",  "plans",  "believes",  "seeks",  "estimates" and variations of these
words  and  similar   expressions  are  intended  to  identify   forward-looking
statements.  These  statements are not guarantees of future  performance and are subject to certain risks,  uncertainties  and other  factors,  some of which are beyond our control,  are difficult to predict and could cause actual  results to differ  materially  from those  expressed or forecasted  in the  forward-looking statements.  These risks and  uncertainties  include  those  described  in "Risk
Factors"  beginning on page 2 and  elsewhere in this  prospectus  and  documents incorporated by reference into this  prospectus.  You are cautioned not to place
undue  reliance  on  these   forward-looking   statements,   which  reflect  our
management's  view only as of the date of this  prospectus  or as of the date of any document  incorporated  by reference into this  prospectus.  We undertake no obligation  to update these  statements  or publicly  release the results of any revisions to the  forward-looking  statements that we may make to reflect events or  circumstances  after the date of this prospectus or the date of any document incorporated  into this prospectus or to reflect the occurrence of unanticipated events.

                           INCORPORATION BY REFERENCE

      The  Securities  and  Exchange  Commission  allows us to  "incorporate  by reference" the  information we file with them,  which means that we can disclose important information to you by referring to those documents. The information we incorporate  by  reference is  considered  to be a part of this  prospectus  and information that we file later with the Securities and Exchange  Commission will automatically  update and replace this information.  We incorporate by reference the documents  listed below and any future  filings we make with the  Securities

                                       13

and  Exchange  Commission  under  Sections  13(a),  13(c),  14 or  15(d)  of the
Securities  Exchange Act of 1934,  as amended prior to the  termination  of this offering:

(1)  Our  Quarterly  Report on Form 10-Q for the fiscal  quarter  ended June 30,
     2004;

(2)  Our  Quarterly  Report on Form 10-Q for the fiscal  quarter ended March 31,
     2004;

(3)  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(4)  Our Current Report on Form 8-K filed on October 13, 2004;

(5)  Our Current Report on Form 8-K filed on October 7, 2004;

(6)  Our Current Report on Form 8-K filed on August 20, 2004;

(7)  Item 5 and Exhibit  99.1 of Item 7 of our Current  Report on Form 8-K filed on August 2, 2004;

(8)  Our Current Report on Form 8-K filed on July 15, 2004;

(9)  Our Current Report on Form 8-K filed on June 4, 2004;

(10) The description of our common stock contained in our registration statement on Form 8-A filed on October 25, 1996,  including any amendments or reports filed for the purpose of updating such descriptions.

      You may request a copy of these  filings  (excluding  the exhibits to such filings  which  we have  not  specifically  incorporated  by  reference  in such filings) at no cost, by writing or telephoning us at:

                             The Quigley Corporation
                                 Kells Building
                             631 Shady Retreat Road
                         Doylestown, Pennsylvania 18901
                       Attention: Chief Financial Officer
                               Tel. (215) 345-0919

                                 USE OF PROCEEDS

      The selling  stockholders  will receive all the proceeds  from the sale of our common  stock under this  prospectus.  Accordingly,  we will not receive any part of the proceeds from the sale of our common stock under this prospectus.

                              SELLING STOCKHOLDERS

      The  following   table  sets  forth  the  name  of  each  of  the  selling
stockholders,  the number of shares  beneficially  owned by each of the  selling stockholders, the number of shares that may be offered under this prospectus and the number of shares of common  stock owned by each of the selling  stockholders

                                       14

after the offering is completed.  None of the selling  stockholders  has been an officer, director or had any material relationship with us within the past three years.

      Beneficial  ownership is determined  in  accordance  with the rules of the
Securities and Exchange  Commission and generally  includes voting or investment power with respect to securities.

                                                                                 Number of Common
                               Number of                Number of                Shares/Percentage
                          Common Shares Owned      Common Shares to be       of Class to Be Owned After
                         Prior to the Offering        to be Offered          Completion of the Offering
                         ---------------------        -------------          --------------------------
Name
----
David B. Deck                   27,500(1)                22,996                    4,504(1)/0.0%
Cheryl K. Deck                  22,996                   22,996                           0/0.0%
Sandra K. Sattazahn             37,699                   37,699                           0/0.0%
Andrew D. Deck                  14,703                   14,703                           0/0.0%
Kristin L. Deck                 14,703                   14,703                           0/0.0%

(1)  Includes 4,504 shares of our common stock owned by JOEL, Inc. David B. Deck holds voting and investment power over these shares owned by JOEL, Inc.

      Our  registration  of the  shares  included  in this  prospectus  does not necessarily mean that each of the selling  stockholders  will opt to sell any of the shares offered  hereby.  The shares  covered by this  prospectus may be sold from time to time by the selling stockholders so long as this prospectus remains in effect.

      Each of the  selling  stockholders  acquired  shares of our  common  stock pursuant to the closing on October 1, 2004 of our purchase of substantially  all of the  assets of JOEL,  Inc.  and at the time of their  receipt  of our  common stock,  none of the selling  stockholders  had any agreements or  understandings directly or indirectly with any person to distribute our common stock.

                              PLAN OF DISTRIBUTION

      The selling stockholders and any of their pledgees,  donees, assignees and successors-in-interest  may, from time to time,  sell any or all of their shares of common stock on any stock exchange,  market or trading  facility on which the shares  are traded or in private  transactions.  These  sales may be at fixed or negotiated  prices.  Subject to  compliance  with  applicable  law,  the selling stockholders  may use any one or more  of the  following  methods  when  selling shares:

o    ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o    block trades in which the broker-dealer  will attempt to sell the shares as agent but may  position  and resell a portion of the block as  principal to facilitate the transaction;

o    purchases by a broker-dealer  as principal and resale by the  broker-dealer for its account;

o    an exchange  distribution  in accordance  with the rules of the  applicable exchange;

                                       15

o    privately negotiated transactions;

o    short sales;

o    broker-dealers may agree with the selling  stockholders to sell a specified number of such shares at a stipulated price per share;

o    a combination of any such methods of sale; and

o    any other method permitted pursuant to applicable law.

      The selling  stockholders  may also sell  shares  under Rule 144 under the
Securities Act of 1933, if available, rather than under this prospectus.

      Broker-dealers  engaged by the selling  stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling  stockholders  (or, if any  broker-dealer  acts as agent  for the  purchaser  of  shares,  from the  purchaser)  in  amounts  to be negotiated.  The  selling  stockholders  do not  expect  these  commissions  and discounts to exceed what is customary in the types of transactions involved.

      The selling  stockholders may from time to time pledge or grant a security interest in some or all of the shares  owned by them and, if they default in the performance of their secured  obligations,  the pledgees or secured  parties may offer and sell shares of common  stock from time to time under this  prospectus, or  under  an  amendment  to this  prospectus  under  Rule  424(b)(3)  or  other applicable  provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee,  transferee or other successors in interest as selling stockholders under this prospectus.

      Upon our being  notified  in  writing  by a selling  stockholder  that any material  arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering,  exchange  distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus  will be  filed,  if  required,  pursuant  to Rule  424(b)  under the
Securities Act of 1933, disclosing (i) the name of each such selling stockholder and of the participating  broker-dealer(s),  (ii) the number of shares involved,
(iii)  the  price at which  such  shares of common  stock  were  sold,  (iv) the commissions paid or discounts or concessions  allowed to such  broker-dealer(s),
where  applicable,   (v)  that  such   broker-dealer(s)   did  not  conduct  any
investigation  to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

      The selling  stockholders  also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in  interest  will  be the  selling  beneficial  owners  for  purposes  of  this prospectus.

      The  selling  stockholders  and any  broker-dealers  or  agents  that  are involved  in selling  the shares may be deemed to be  "underwriters"  within the meaning of the  Securities  Act of 1933 in connection  with such sales.  In such event, any commissions  received by such broker-dealers or agents and any profit on the resale of the shares  purchased by them may be deemed to be  underwriting commissions  or  discounts  under  the  Securities  Act of  1933.  Each  selling

                                       16

stockholder has represented and warranted to us that he or she does not have any
agreement  or  understanding,   directly  or  indirectly,  with  any  person  to
distribute the common stock.

      We are required to pay all fees and expenses  incident to the registration of the shares.  We have agreed to  indemnify  the selling  stockholders  against certain losses, claims, damages and liabilities, including liabilities under the
Securities Act of 1933.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered in this prospectus have been passed upon by Olshan Grundman Frome  Rosenzweig & Wolosky LLP, Park Avenue
Tower, 65 East 55th Street, New York, New York 10022.

                                     EXPERTS

      The consolidated  financial statements  incorporated in this prospectus by reference to our Annual  Report on Form 10-K for the fiscal year ended  December
31, 2003 have been so  incorporated in reliance on the report (which contains an explanatory  paragraph  relating to the 2002 consolidated  financial  statements being  restated to revise the  accounting  for certain  warrants as described in
Note 15 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      On  July  8,  2004,  we  dismissed   PricewaterhouseCoopers   LLP  as  our
independent  registered  public  accounting  firm.  On the same date, we engaged
Amper, Politziner & Mattia, P.C. as our independent registered public accounting firm.  The  dismissal of  PricewaterhouseCoopers  LLP and  engagement  of Amper,
Politziner & Mattia, P.C. were approved by our Audit Committee.

      The reports of PricewaterhouseCoopers  LLP on our financial statements for the past two fiscal years did not contain an adverse  opinion or a disclaimer of opinion and were not  qualified  or modified as to  uncertainty,  audit scope or accounting principle, except for the 2003 fiscal year opinion, which contained a reference for a restatement  of the 2002  consolidated  financial  statements to revise the  accounting for certain  warrants.  During the two most recent fiscal
years  and   through   July  8,   2004,   there  were  no   disagreements   with
PricewaterhouseCoopers  LLP on any matter of accounting principles or practices,
financial  statement   disclosure,   or  auditing  scope  or  procedure,   which
disagreements,  if not resolved to the  satisfaction  of  PricewaterhouseCoopers
LLP,  would have caused  them to make  reference  to the  subject  matter of the disagreement in connection with its reports on the financial statements for that year.  During the two most recent  fiscal years and through July 8, 2004,  there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

                                       17

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
-------     -------------------------------------------

      The following table sets forth the various  expenses which will be paid by the  Company  in  connection  with the  securities  being  registered.  With the exception  of the  Securities  and  Exchange  Commission  registration  fee, all amounts shown are estimates.

SEC registration fee....................................................$    130
Legal fees and expenses ................................................$ 25,000
Accounting Fees and Expenses............................................$ 28,000
Miscellaneous   ........................................................$    870
            Total   ....................................................$ 54,000

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.
-------     -----------------------------------------

      The Company's By-laws authorize  indemnification of directors and officers as follows:

               ARTICLE V - INDEMNIFICATION OF OFFICERS, DIRECTORS,
                              EMPLOYEES AND AGENTS

      Section  1. The  corporation  shall  indemnify  any person who was or is a party or threatened to be made a party to any  threatened,  pending or completed
action,  suit  or  proceeding,   whether  civil,  criminal,   administrative  or
investigative  (other  than  action  by or in the right of the  corporation)  by reason of the fact that he is or was a director,  officer,  employee or agent of the  corporation,  or is or was serving at the request of the  corporation  as a director, officer, employee or agent of another corporation,  partnership, joint venture,  trust or other  enterprise,  against  expenses  (including  attorneys'
fees),  judgments,  fines and amounts paid in settlement actually and reasonably incurred by him in connection  with such action,  suit or proceeding if he acted in good faith and in a manner he reasonably  believed to be in or not opposed to the best interests of the corporation,  and, with respect to any criminal action or proceeding,  had no reasonable cause to believe his conduct was unlawful. The termination of any action,  suit or proceeding by judgment,  order,  settlement, conviction,  or upon a plea of nolo contendere or its equivalent,  shall not, of itself,  create a presumption that the person did not act in good faith and in a manner  which  he  reasonably  believed  to be in or not  opposed  to  the  best interests  of the  corporation,  and,  with  respect to any  criminal  action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      Section 2. No officer, director or stockholder may become surety on behalf
of  the  corporation  for  any  of  its  obligations   under  any  circumstances
whatsoever.

      In addition,  Section 78.7502 of the Nevada General  Corporation Law reads as follows:

DISCRETIONARY AND MANDATORY  INDEMNIFICATION OF OFFICERS,  DIRECTORS,  EMPLOYEES
AND AGENTS: GENERAL PROVISIONS.

                                      II-1

      1. A  corporation  may  indemnify  any  person who was or is a party or is threatened to be made a party to any  threatened,  pending or completed  action, suit or proceeding,  whether civil,  criminal,  administrative or investigative, except an action  by or in the right of the  corporation,  by reason of the fact that he is or was a director,  officer, employee or agent of the corporation, or is or was serving at the  request of the  corporation  as a  director,  officer, employee or agent of another corporation,  partnership,  joint venture, trust or other enterprise,  against expenses, including attorneys' fees, judgments, fines and  amounts  paid in  settlement  actually  and  reasonably  incurred by him in connection with the action, suit or proceeding if he:

          (a) Is not liable [if it is proven  that his act or failure to act did not  constitute a breach of his fiduciary  duties as a director or officer and his breach of those  duties did not  involve  intentional  misconduct, fraud or a knowing violation of law]; or

          (b) Acted in good faith and in a manner which he  reasonably  believed to be in or not opposed to the best  interests  of the  corporation,  and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      The  termination  of any action,  suit or proceeding  by judgment,  order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable [since his act or failure to act  constituted  a breach of his  fiduciary  duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing  violation  of law] or did not act in good faith and in a manner which he  reasonably  believed  to be in or not opposed to the best  interests  of the corporation,  or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

      2. A  corporation  may  indemnify  any  person who was or is a party or is threatened to be made a party to any threatened,  pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director,  officer,  employee or agent of the  corporation,  or is or was serving at the request of the  corporation  as a director, officer, employee or agent of another corporation,  partnership, joint venture,  trust or other enterprise against expenses,  including amounts paid in settlement  and  attorneys'  fees  actually  and  reasonably  incurred by him in connection with the defense or settlement of the action or suit if he:

          (a) Is not liable [if it is proven  that his act or failure to act did not  constitute a breach of his fiduciary  duties as a director or officer and his breach of those  duties did not  involve  intentional  misconduct, fraud or a knowing violation of law]; or

          (b) Acted in good faith and in a manner which he  reasonably  believed to be in or not opposed to the best interests of the corporation.

      Indemnification may not be made for any claim, issue or matter as to which such a person has been  adjudged  by a court of  competent  jurisdiction,  after exhaustion  of all appeals  therefrom,  to be liable to the  corporation  or for amounts paid in  settlement  to the  corporation,  unless and only to the extent that the  court in which  the  action  or suit  was  brought  or other  court of competent  jurisdiction  determines  upon  application  that  in view of all the circumstances  of the case,  the person is fairly  and  reasonably  entitled  to indemnity for such expenses as the court deems proper.

                                       II-2

      3.  To the  extent  that a  director,  officer,  employee  or  agent  of a corporation  has been  successful  on the merits or  otherwise in defense of any action,  suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein,  the corporation shall indemnify him against expenses,  including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

      Pursuant to the Registration Rights Agreement dated October 1, 2004 by and among the Company and the  selling  stockholders  in which we agreed to register the resale of their  shares of common  stock with the  Securities  and  Exchange
Commission,   we  will  indemnify  the  selling   stockholders  against  certain
liabilities,  including  liabilities  under the  Securities Act of 1933, and the selling  stockholders will indemnify us and our executive officers and directors against certain liabilities,  including  liabilities under the Securities Act of
1933.

      Insofar as  indemnification  for liabilities  arising under the Securities
Act of 1933 may be permitted to directors,  officers and controlling  persons of the Company pursuant to any charter, provision,  by-law, contract,  arrangement, statute or  otherwise,  the Company has been  advised that in the opinion of the
Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 16.    EXHIBITS.
-------     --------

Exhibit No.   Description

   4.1        Specimen    Certificate   of   the   Registrant's   Common   Stock
              (incorporated  by reference to Exhibit 4.1 of Form 10-KSB/A  filed on April 4, 1997).

   4.2        Registration  Rights  Agreement dated as of October 1, 2004 by and among the  Registrant and the selling  stockholders  named therein
              (incorporated  by  reference  to Exhibit 10.5 of Form 8-K filed on
              October 7, 2004).

   5.1*       Opinion of Olshan Grundman Frome & Rosenzweig LLP with respect to legality of the Common Stock.

   23.1**     Consent of  PricewaterhouseCoopers  LLP, an independent registered public accounting firm.

   23.2*      Consent of Olshan  Grundman Frome  Rosenzweig  &  Wolosky LLP,
              included in Exhibit No. 5.1.

   24.1**     Power  of  Attorney,  included  on  the  signature  page  to  this
              Registration Statement.

  -------

*  To be filed by amendment.
** Filed herewith.

ITEM 17.    UNDERTAKINGS.
-------     ------------

          (a) The undersigned registrant hereby undertakes:

                                      II-3

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus  required by Section  10(a)(3)
               of the Securities Act of 1933;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective  date of the  registration  statement
               (or the most  recent  post-effective  amendment  thereof)  which, individually or in the aggregate,  represent a fundamental change in the  information  set  forth  in the  registration  statement.
               Notwithstanding the foregoing, any increase or decrease in volume of  securities  offered (if the total dollar value of  securities offered  would not  exceed  that  which was  registered)  and any deviation  from  the low or  high  end of the  estimated  maximum offering  range may be reflected in the form of prospectus  filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in  the  maximum  aggregate  offering  price  set  forth  in  the
               "Calculation  of   Registration   Fee"  table  in  the  effective
               registration statement;

                    (iii) To  include  any  material information with respect to
               the  plan  of  distribution  not  previously   disclosed  in  the
               registration statement or any material change to such information in the registration statement;

PROVIDED,  HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a  post-effective  amendment by those  paragraphs  is contained in periodic  reports filed with or furnished to the  Commission by the registrant  pursuant to Section 13 or 15(d) of the  Securities  Exchange  Act of
1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining  any liability under the
          Securities Act of 1933,  each such  post-effective  amendment shall be deemed to be a new registration  statement  relating to the securities offered  therein,  and the  offering of such  securities  at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (3) To  remove  from  registration  by means of a  post-effective amendment any of the securities  being  registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining  any liability under the Securities Act of 1933, each filing of the  registrant's  annual report  pursuant to Section 13(a) or 15(d) of the
     Securities  Exchange Act of 1934 (and, where applicable,  each filing of an employee  benefit  plan's  annual  report  pursuant to Section 15(d) of the
     Securities  Exchange Act of 1934) that is  incorporated by reference in the registration  statement shall be deemed to be a new registration  statement relating  to the  securities  offered  therein,  and the  offering  of such securities  at that  time  shall be  deemed  to be the  initial  BONA  FIDE offering thereof.

          (c)  Insofar as  indemnification  for  liabilities  arising  under the
     Securities  Act of  1933  may  be  permitted  to  directors,  officers  and controlling persons of the registrant pursuant to the foregoing provisions,

                                      II-4

     or otherwise,  the  registrant  has been advised that in the opinion of the
     Securities and Exchange  Commission such  indemnification is against public policy as expressed  in the Act and is,  therefore,  unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the  registrant of expenses  incurred or paid by a director, officer or controlling  person of the registrant in the successful  defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered,  the registrant  will,  unless in the opinion of its counsel the matter has been settled  by  controlling  precedent,  submit  to  a  court  of  appropriate jurisdiction  the question  whether such  indemnification  by it is against public  policy as  expressed  in the Act and will be  governed by the final adjudication of such issue.

                                      II-5

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies  that it has  reasonable  grounds to believe  that it meets all of the requirements  for  filing  on Form S-3 and has  duly  caused  this  registration statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized, in the city of Doylestown,  state of Pennsylvania on the 14th day of
October, 2004.

                              THE QUIGLEY CORPORATION
                                     (Registrant)

                              By:    /s/ Guy J. Quigley
                                     -------------------------------------------
                              Name:  Guy J. Quigley
                              Title: President and Chief Executive Officer

                                POWER OF ATTORNEY

      Know all men by these presents,  that each person whose signature  appears below  hereby  constitutes  and  appoints Guy J. Quigley and George J. Longo his true and lawful  attorney-in-fact and agent, with full power of substitution and resubstitution  for  him  and in his  name,  place  and  stead,  in any  and all capacities,  to sign  any and all  amendments  to this  Form S-3 and to file the same, with exhibits thereto, and other documents in connection  therewith,  with the Securities and Exchange Commission,  granting unto said attorney-in-fact and agent full power and  authority  to do and perform  each and every act and thing requisite  and  necessary to be done, as fully to all intents and purposes as he might or could do in  person,  hereby  ratifying  and  confirming  all that said attorney-in-fact  and  agent or either of them,  or their or his  substitute  or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant  to  the  requirements  of  the  Securities  Act  of  1933,  this registration  statement  has  been  signed  by  the  following  persons  in  the capacities and on the date indicated.

        Signature                      Title                         Date
        ---------                      -----                         ----

/s/ Guy J. Quigley          Chairman of the Board,             October 14, 2004
-------------------------   President, Chief Executive
Guy J. Quigley              Officer and Director
                            (Principal Executive Officer)

/s/ Charles A. Phillips     Executive Vice President,          October 14, 2004
-------------------------   Chief Operating Officer
Charles A. Phillips         and Director

/s/ George J. Longo         Vice President, Chief Financial    October 14, 2004
-------------------------   Officer and Director (Principal
George J. Longo             Financial and Accounting Officer)

/s/ Jacqueline F. Lewis     Director                           October 14, 2004
-------------------------
Jacqueline F. Lewis

/s/ Rounsevelle W. Schaum   Director                           October 14, 2004
-------------------------
Rounsevelle W. Schaum

/s/ Stephen W. Wouch        Director                           October 14, 2004
-------------------------
Stephen W. Wouch

/s/ Terrence O. Tormey      Director                           October 14, 2004
-------------------------
Terrence O. Tormey

                                      II-6